Exhibit 99.1

Contact:	For Immediate Release:
Lindsey Horner	April 23, 2021
hornerl@1stsource.com
574-235-2506

1st Source Elects Two New Members to its Board of Directors
Established business leaders to bring diversity of perspective to Board

South Bend, Ind. (April 23, 2021) – 1st Source Corporation announces the election to its Board of Directors Tracy D. Graham, Managing Principal of Graham Allen Partners, LLC and Chief Executive Officer of Aunalytucs, Inc., and Ronda Shrewsbury Weybright, President and Chief Executive Officer of RealAmerica, LLC. Mr. Graham brings unique experience in enterprise technology, cybersecurity, cloud and data center, data analytics and artificial intelligence while Ms. Shrewsbury Weybright offers experience in multifamily, commercial, land and office development, and strategic direction to 1st Source Corporation.
“We are pleased to add these two Board Members who bring us greater diversity of thought and perspective. Their backgrounds and experience will blend well with our already strong Board and their strategic guidance will surely add value to the future of our organization,” states Chris Murphy, Chairman and Chief Executive Officer of 1st Source.
    Tracy Graham has 25 years of experience in the information technology industry as an entrepreneur and executive. He leverages his long history of successfully acquiring and operating businesses to provide strategic and operational support to a growing portfolio of small- and middle-market companies. He is currently focused on leveraging analytics and artificial intelligence to help companies evolve via digital transformation. He has been a member of the 1st Source Bank Board of Directors since 2012 and previously served on the 1st Source Corporation Board until 2015. He also currently serves on the boards of Lippert (LCI Industries), the Horton Group, Davenport University, and the Regional Development Authority of Northern Indiana’s Diversity and Inclusion Committee. Mr. Graham holds a Bachelor of Arts in Sociology from the University of Notre Dame and attended the Indiana University Graduate School of Education.

Ronda Shrewsbury Weybright has over 30 years of experience in multifamily, commercial, land and office development serving as President of RealAmerica Companies for 26 years. As the sole owner and founder, Ms. Shrewsbury Weybright provides strategic direction and vision for four Women Business Enterprise-certified, vertically integrated companies. She holds an active Indiana Principal Brokers License and seeks opportunities to live out her passion of providing quality, affordable and supportive housing. She is founder of Legacy25, a non-profit organization dedicated to providing support and services for affordable housing communities. She serves as Past President of the Indiana Affordable Housing Council and Chair of the Governmental Affairs Committee and also serves on the Executive Board of the Indianapolis Zoo, Near North Development Corporation, Young Presidents Organization, and other philanthropic boards. Ms. Shrewsbury Weybright holds a Bachelor of Science Finance/Real Estate from Indiana University School of Business.
Mr. Murphy went on to say, “We are pleased our shareholders voted to add these strong leaders to our Board of Directors. We know they will help the Company deliver on its mission to help our clients achieve security, build wealth and realize their dreams by living our values and keeping our clients’ best interest in mind for the long-term.”
    These elections come as two longstanding colleagues and Board Members enter retirement. Jim Seitz, former President of 1st Source Bank and Vice Chairman of the 1st Source Bank Board of Directors, and John Phair, Chairman of the Board of Holladay Properties and member of the 1st Source Bank and 1st Source Corporation Boards have both served the organization well for many years and offered valuable guidance during their tenures. Colleagues within the 1st Source organization and the Board recognized them for their remarkable service and extend their gratitude and congratulations to Mr. Seitz and Mr. Phair as they enter retirement.
    Two current members were also reelected to the Board of 1st Source Corporation by shareholders. Melody Birmingham serves as Senior Vice President and Chief Administrative Officer of Duke Energy, which is a role she was recently promoted to with expanded responsibilities for IT, Administrative Services and Supply Chain Organization. Ms. Birmingham brings 26 years of leadership and managerial experience in the electric and automotive manufacturing industries. Mark D. Schwabero retired as Chairman, Chief Executive Officer and Director of Brunswick Corporation in 2018 and brings nearly 43 years of experience in the automotive, marine and commercial vehicle/manufacturing industries. Mr. Schwabero and Ms. Birmingham both qualify as audit committee financial experts under SEC guidelines.
All four above mentioned directors have been elected to terms that end April 2024 and will be subject to reelection at that time.

Tracy D. Graham	Ronda Shrewsbury Weybright

Melody Birmingham	Mark D. Schwabero

1st Source Corporation, parent company of 1st Source Bank, has assets of $7.5 billion and is the largest locally controlled financial institution headquartered in the northern Indiana-southwestern Michigan area. The Corporation includes 79 banking centers, 18 1st Source Bank Specialty Finance Group locations nationwide, nine Trust and Wealth Advisory Services locations and 10 1st Source Insurance offices. For more than 155 years, 1st Source has been committed to our mission of helping our clients achieve security, build wealth and realize their dreams. For more information, visit www.1stsource.com.
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